Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

OnKure, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of OnKure, Inc. (the Company) as of December 31, 2023 and 2022, the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Boulder, Colorado

May 13, 2024

ONKURE, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$29,876	$11,543
Prepaid clinical trials	3,192	1,240
Prepaid expenses and other current assets	698	840

Total current assets	33,766	13,623
Property and equipment, net	1,432	1,604
Operating lease right-of-use asset	478	443
Other assets	58	329

Total assets	$35,734	$15,999

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,417	$2,520
Accrued expenses	3,660	2,871
Operating lease liability, current portion	208	151

Total current liabilities	7,285	5,542
Operating lease liability, net of current portion	466	486

Total liabilities	7,751	6,028

Commitments and contingencies
Convertible preferred stock	129,825	64,389
Stockholders’ deficit:
Common stock, Class A, $0.0001 par value; 78,000,000 and 40,000,000 shares authorized; 13,296,584 and 7,745,744 shares issued and outstanding as of December 31, 2023 and 2022, respectively.	1	1
Common stock, Class B, $0.0001 par value; 9,589,983 shares authorized; 0 shares issued and outstanding.	—	—
Additional paid-in capital	208	2,655
Accumulated deficit	(102,051)	(57,074)

Total stockholders’ deficit	(101,842)	(54,418)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$35,734	$15,999

The accompanying notes are an integral part of these financial statements.

ONKURE, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and pre share data)

	Year Ended December 31,
	2023	2022
Operating expenses:
Research and development	$32,115	$25,862
General and administrative	4,819	3,904

Total operating expenses	36,934	29,766

Loss from operations	(36,934)	(29,766)

Other income:
Interest income	1,623	254

Total other income	1,623	254

Net loss and comprehensive loss	$(35,311)	$(29,512)

The accompanying notes are an integral part of these financial statements.

ONKURE, INC

STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share information)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	15,870,584	$38,264	6,917,439	$1	$2,267	$(27,562)	$(25,294)
Issuance of Series B Preferred Stock under a stock purchase agreement, net of issuance costs of $1.4 million	9,951,868	26,125	—	—	—	—	—
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	828,305	—	340	—	340
Share-based compensation expense	—	—	—	—	48	—	48
Net loss	—	—	—	—	—	(29,512)	(29,512)

Balance as of December 31, 2022	25,822,452	$64,389	7,745,744	$1	$2,655	$(57,074)	$(54,418)

Issuance of Series C Preferred Stock under a stock purchase agreement, net of issuance costs of $0.7 million	19,463,456	53,059	—	—	—	—	—
Issuance of Class A Common Stock and Series C Preferred Stock in exchange for Series A, A-1, and Series B Preferred Stock under a stock purchase agreement	1,957,898	12,377	5,402,428	—	(2,711)	(9,666)	(12,377)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	148,412	—	65	—	65
Share-based compensation expense	—	—	—	—	199	—	199
Net loss	—	—	—	—	—	(35,311)	(35,311)

Balance as of December 31, 2023	47,243,806	$129,825	13,296,584	$1	$208	$(102,051)	$(101,842)

See accompanying notes are an integral part of these financial statements.

ONKURE, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(35,311)	$(29,512)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	199	48
Depreciation and amortization	417	229
Amortization of right-of-use asset	143	158
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,497)	(332)
Accounts payable and accrued liabilities	1,713	2,650
Lease liability	(210)	(194)

Net cash used in operating activities	(34,546)	(26,953)

Cash flows from investing activities:
Purchases of property and equipment	(246)	(1,134)

Net cash used in investing activities	(246)	(1,134)

Cash flows from financing activities:
Proceeds from sale of Convertible Preferred Stock	53,783	27,500
Payment of issuance costs associated with the issuance of preferred stock	(723)	(1,375)
Proceeds from issuance of common stock in connection with equity plans	65	340

Net cash provided by financing activities	53,125	26,465

Net increase (decrease) in cash and cash equivalents	18,333	(1,622)
Cash and cash equivalents at beginning of period	11,543	13,165

Cash and cash equivalents at end of period	$29,876	$11,543

Supplemental disclosure of non-cash financing activities:
Right-of-use asset obtained in exchange for new operating lease liability	$219	$562

Issuance of Series C Preferred Stock conversion	$23,313	—

The accompanying notes are an integral part of these financial statements

ONKURE, INC.

NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS

OnKure, Inc. (“OnKure” or the “Company”) is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines that target biologically validated drivers of cancers that are underserved by available therapies. The Company is using its structure-based drug design platform to build a robust pipeline of tumor-agnostic candidates that are designed to achieve optimal efficacy and tolerability. OnKure is currently developing OKI-219, a selective PI3Kα H1047R inhibitor, as its lead program. OnKure aims to become the leader in targeting oncogenic PI3Kα and has multiple programs to enable optimal targeting of this critical oncogene.

Risks and Uncertainties

The board of directors of the Company discusses with management macroeconomic and geopolitical developments, including inflation, instability in the banking and financial services sector, tightening of the credit markets, international conflicts, COVID-19, cybersecurity, and sanctions so that the Company can be prepared to react to new developments as they arise. The board of directors and the management of the Company are carefully monitoring these developments and the resulting economic impact on its financial condition and results of operations.

Liquidity and Capital Resources

The Company had recurring losses from operations, an accumulated deficit of $102.1 million and cash and cash equivalents of $29.9 million as of December 31, 2023. The Company’s ability to fund its ongoing operations is highly dependent upon raising additional capital through the issuance of equity securities, issuing debt or other financing vehicles. As a result, the Company has determined that substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of the issuance of these financial statements does exist.

The Company’s ability to secure capital is dependent upon success in discovering and developing its drug candidates. The Company cannot provide assurance that additional capital will be available on acceptable terms, if at all. The issuance of additional equity or debt securities will likely result in substantial dilution to the Company’s stockholders. Should additional capital not be available to the Company in the near term, or not be available on acceptable terms, the Company may be unable to realize value from the Company’s assets or discharge liabilities in the normal course of business, which may, among other alternatives, cause the Company to delay, substantially reduce, or discontinue operational activities to conserve cash, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company believes that the $29.9 million of cash and cash equivalents on hand as of December 31, 2023, will not be sufficient to fund its operations in the normal course of business and meet its liquidity needs through at least the next 12 months from the issuance of these financial statements. As such, the Company will need to raise additional capital to finance its operations and the ability to do so is uncertain. As a result, the Company has determined there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of the issuance of these financial statements.

Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on the Company’s financial condition and its ability to discover and develop its product candidates. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated. If the Company is unable to acquire additional capital or resources, it will be required to modify its operational plans. The estimates included herein are based on assumptions that may prove to be wrong, and the Company could exhaust its available financial resources sooner than currently anticipated.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements as of and for the year ended December 31, 2023, and as of December 31, 2022, include the accounts of OnKure, Inc.

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented.

Segment Information

The Company operates in one operating segment and, accordingly, no segment disclosures have been presented herein. All equipment and other fixed assets are physically located within the United States.

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions it may take in the future, actual results may ultimately differ from these estimates. The most significant estimates relate to external research and development expenses,and the fair value of stock options and restricted stock awards and units.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Research and Development Expenses

Research and development (“R&D”) costs are expensed as incurred in performing research and development activities. The costs include employee-related expense, including salaries, benefits, share-based compensation, fees for acquiring and maintaining licenses under third-party license agreements, consulting fees, costs of research and development activities conducted by third parties on the Company’s behalf, costs to manufacture or have manufactured clinical trial materials, depreciation, and facilities and overhead costs.

Accrued Research and Development Expenses

The Company records research and development expenses in the period in which the Company receives or takes ownership of the applicable goods or when the applicable services are performed. The Company is required to estimate its expenses resulting from its obligations under contracts with vendors, consultants, and contract research organizations, in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. The Company reflects research and development expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the preclinical studies or clinical trials, as measured by the timing of various aspects of the study or related activities. The Company determines accrual estimates through a review of the underlying contracts along with the preparation of financial models considering discussions with research and other key personnel as to the progress of studies, trials, or other services being conducted. During a study or trial, the Company adjusts its rate of expense recognition if actual results differ from its estimate. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as an expense in the period that the related goods are consumed, or services are performed.

Patent Costs

The Company expenses all costs as incurred in connection with patent applications (including direct application fees and the legal and consulting expenses related to making such applications) and such costs are included in general and administrative expenses in the statements of operations and comprehensive loss.

Share-Based Compensation

The Company maintains an equity incentive compensation plan under which incentive stock options and nonqualified stock options to purchase common stock, and restricted stock units for common stock, are granted to employees, board of directors, and non-employee consultants. Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service or performance period. The fair value of stock options granted to employees is estimated using the Black-Scholes option pricing model.

The Black-Scholes valuation method requires certain assumptions be used as inputs, such as the fair value of the underlying common stock, expected term of the option before exercise, expected volatility of the Company’s common stock, risk-free interest rate and expected dividend. Options granted have a maximum contractual term of 10 years. The Company has limited historical stock option activity and therefore estimates the expected term of stock options granted using the simplified method, which represents the arithmetic average of the original contractual term of the stock option and its weighted-average vesting term. The expected volatility of stock options is based on the historical volatility of several publicly traded companies in similar stages of clinical development. The Company will continue to apply this process until enough historical information regarding the volatility of its stock price becomes available. The risk-free interest rates used are based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. treasury notes with maturities approximately equal to the expected term of the stock options. The Company has historically not declared or paid any dividends and does not currently expect to do so in the foreseeable future, and therefore has estimated the dividend yield to be zero. (See Note 6)

Common Stock Valuation

Due to the lack of marketability for the Company’s common stock, the Company utilizes methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants’ Audit and Accounting Practice Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock. In determining the exercise prices for options granted, the Company has considered the fair value of the common stock as of the grant date. The fair value of the common stock has been determined based upon a variety of factors, including the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions, and the superior rights, preferences and privileges of the preferred stock relative to the common stock at the time of each grant; the progress of the Company’s research and development programs, including their stages of development, and the Company’s business strategy; external market and other conditions affecting the biotechnology industry, and trends within the biotechnology industry; the Company’s financial position, including cash on hand, and its historical and forecasted performance and operating results; the lack of an active public market for the Company’s common stock; and the market performance of peer companies in the biopharmaceutical industry.

Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1 —Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 —Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly. The Company had no Level 2 valuations for the year ended December 31, 2023 and 2022, respectively.

Level 3 —Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date. The Company had no Level 3 valuations for the year ended December 31, 2023 and 2022, respectively.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, receivables, prepaid and other current assets, accounts payable, and accrued expenses approximate their fair values because of the short maturity of these instruments.

Cash and Cash Equivalents

All highly liquid investments with maturities of 90 days or less, at the time of purchase, are classified as cash equivalents. Cash equivalents are reported at cost, which approximates fair value. The Company’s cash and cash equivalents consist of money held in demand depository accounts and money market funds. The carrying amount of cash and cash equivalents was $29.9 million and $11.5 million as of December 31, 2023, and 2022, respectively, which approximates fair value and was determined based upon Level 1 inputs. The money market account is valued using quoted market prices with no valuation adjustments applied and is categorized as Level 1.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains accounts in federally insured financial institutions above federally insured limits of $250,000 as of December 31, 2023, and 2022. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which these deposits are held and of the money market funds in which these investments are made.

Property and Equipment

The Company carries its property and equipment at cost, less accumulated depreciation, amortization and impairment, if any. Expenditures for renewals or betterments that materially extend the useful life of an asset or increase its productivity, such as leasehold improvements, are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally between three to seven years. Leasehold improvements are amortized over the shorter of the life of the lease (including any renewal periods that are deemed to be reasonably assured) or the estimated useful life of the assets. Repair and maintenance costs are expensed as incurred and expenditures for major improvements are capitalized.

The following summarizes the components of property and equipment (in thousands):

	December 31,
	2023	2022
Lab equipment	$706	$669
Leasehold improvements	1,090	1,004
Computer hardware and software	141	84
Furniture and fixtures	160	95

Property and equipment, gross	2,097	1,852
Less: accumulated depreciation and amortization	(665)	(248)

Property and equipment, net	$1,432	$1,604

Leasing – Lessee Accounting

The Company determines if an arrangement is a lease at inception. The Company’s operating lease agreements are primarily for office space and research labs.

For operating leases with a term greater than one year, the Company recognizes the right-of-use (“ROU”) assets and lease liabilities related to the lease payments on its balance sheet. The lease liabilities are initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. The ROU assets represent the Company’s right to use the underlying assets for the term of the lease and the lease liabilities represent the Company’s obligation to make lease payments arising for the agreements. ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The ROU asset is periodically reviewed for impairment unless a triggering event occurs. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Variable lease payments, except for the ones that depend on index or rate, are excluded from the calculation of the ROU assets and lease liabilities and are recognized as variable lease expense in the statements of operations and comprehensive loss in the period in which they are incurred.

As the interest rate implicit in the Company’s leases is not readily determinable, the Company uses its estimated incremental borrowing rate in its present value calculations. One of the Company’s lessee agreements include an option to extend the lease, which the Company does not include in its minimum lease term unless it is reasonably certain to exercise such option. Operating leases with a term of less than one year are recognized as a lease expense over the term of the lease, with no asset or liability recognized on the balance sheet.

Impairment of Long-lived Assets

The Company assesses the carrying amount of its property and equipment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. No impairment charges were recorded during the years ended December 31, 2023, and 2022.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently payable and deferred taxes. The Company accounts for income taxes using the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating losses and tax credit carryforwards.

A valuation allowance is recorded to the extent it is more likely than not that some portion of a deferred tax asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company’s significant deferred tax assets are net operating loss carryforwards, tax credits, and accruals. The Company has provided a valuation allowance equal to its net deferred tax assets since inception as, due to its history of operating losses, the Company has concluded that it is more likely than not that most of its deferred tax assets will not be realized.

Accounting for uncertain tax positions requires a more likely than not threshold for recognition in the financial statements. The Company recognizes a tax benefit based on whether it is more likely than not that a tax position will be sustained. The Company records a liability to the extent that a tax position taken or expected to be taken on a tax return exceeds the amount recognized in the financial statements.

The Company has no unrecognized tax benefits as of December 31, 2023, and 2022. The Company classifies interest and penalties arising from the underpayment of income taxes in the statements of operations as general and administrative expenses. No such expenses have been recognized during the years ended December 31, 2023, and 2022.

Employee Benefit Plan

The Company established a qualified 401(k) plan in June 2021 which covers all employees who meet eligibility requirements. The Company matches its employee contributions up to a maximum amount of 4% of the participant’s compensation. During the years ended December 31, 2023, and 2022, the Company made matching contributions of approximately $294,000 and $220,000, respectively.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective beginning with the Company’s 2024 fiscal year annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement.

The Company continues to monitor new accounting pronouncements issued by the FASB and does not believe any accounting pronouncements issued through the date of this report will have a material impact on its financial statements.

(3) LEASES

The Company leases office and lab facilities in Boulder, Colorado under non-cancellable operating leases with rights to extend. Right-of-use assets and lease liabilities for operating leases as included in the Company’s financial statements are as follows (in thousands):

	December 31,
	2023	2022
Operating lease right-of-use assets	$478	443

Current operating lease liabilities	208	151
Noncurrent operating lease liabilities	466	486

Total lease liabilities	$674	637

Lease expense for operating leases as included in the Company’s financial statements are as follows (in thousands):

	December 31,
	2023	2022
Operating lease cost	$173	152
Variable lease expense	201	150
Short-term lease expense	—	—

Lease term, discount rates, and additional information for operating leases are as follows (in thousands):

	December 31,
	2023	2022
Weighted-average remaining lease term – operating leases (years)	2.92	3.85
Weighted-average discount rate – operating leases	4.50%	4.50%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$210	$194

The aggregate maturities of the Company’s operating lease liabilities were as follows as of December 31, 2023 (in thousands):

2024	$233
2025	240
2026	247

Total future minimum lease payments	720
Less: imputed interest	(46)

Total	$674

(4) COMMON STOCK

Common Stock

The Company is authorized to issue 87,589,983 shares of common stock, of which 78,000,000 shares have been designated as Class A Common Stock and 9,589,983 shares have been designated as Class B Common Stock, both with a par value of $0.0001 per share.

The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of a majority of the Company’s stock who are entitled to vote. Each share of Class A Common Stock is entitled to one vote. Class B Common Stock is not entitled to vote on any matter on which the holders of Class A Common Stock or Preferred Stock are entitled to vote. All holders of common stock are entitled to receive dividends when and as declared or paid by the Company’s board of directors, subject to the preferential rights of the holders of preferred stock.

Class B Common Stock is convertible into a corresponding number of shares of Class A Common Stock upon written notice of the holder, subject to defined beneficial ownership limitations.

(5) CONVERTIBLE PREFERRED STOCK

Convertible preferred stock consisted of the following (in thousands) except for share information:

	December 31,
	2023	2022
Convertible preferred stock, Series A, $0.0001 par value; 2,758,788 shares issued and outstanding at December 31, 2022, liquidation preference of $5,222 as of December 31, 2022	—	4,975
Convertible preferred stock, Series A-1, $0.0001 par value; 2,413,906 shares issued and outstanding at December 31, 2022, liquidation preference of $5,198 as of December 31, 2022	—	5,162
Convertible preferred stock, Series B, $0.0001 par value; 20,649,758 shares issued and outstanding at December 31, 2022, liquidation preference of $57,061 as of December 31, 2022	—	54,252
Convertible preferred stock, Series C, $0.0001 par value; 51,141,064 authorized; 47,243,806 shares issued and outstanding at December 31, 2023; liquidation preference of $195,823 as of December 31, 2023.	129,825	—

As of December 31, 2023 and 2022, the Company’s Preferred Stock is classified as temporary equity in the accompanying balance sheets given that the holders of the convertible preferred stock could cause certain events to occur that are outside of the Company’s control whereby the Company could be obligated to redeem the convertible preferred stock. The carrying value of the convertible preferred stock is not adjusted to the redemption value until the contingent redemption events are considered probable to occur.

Series A, Series A-1, and Series B Preferred Stock

As of December 31, 2022, the Company was authorized to issue 25,828,896 shares of preferred stock, of which 2,758,788 shares were designated as Series A Preferred Stock, 2,413,906 shares were designated as Series A-1 Preferred Stock, and 20,656,202 shares were designated as Series B Preferred Stock. Per the Series C Preferred Stock Purchase Agreement (“Series C Purchase Agreement”) in March 2023, all shares of Series A Preferred

Stock, Series A-1 Preferred Stock, and Series B Preferred Stock (“Prior Preferred”) were converted into shares of Class A Common Stock and some of the shares of Class A Common Stock were subsequently exchanged for shares of Series C Preferred Stock.

Prior Preferred stock:
Series A Preferred Stock	2,758,788
Series A-1 Preferred Stock	2,413,906
Series B Preferred Stock	20,649,758

Total Prior Preferred stock	25,822,452

Shares issued for Prior Preferred:
Series C Preferred Stock	27,780,350
Class A Common Stock	5,402,428

Total shares issued in exchange for Prior Preferred	33,182,778

As of December 31, 2023, no shares of the prior preferred were authorized for issue or outstanding.

Series C Preferred Stock

As of December 31, 2023, the Company is authorized to issue 51,141,064 shares of Series C Preferred Stock.

In March 2023, the Company entered into a Series C Purchase Agreement pursuant to which the Company issued 19,463,456 shares of Series C Preferred Stock at a purchase price of $2.76 per share, which resulted in gross proceeds of approximately $53.8 million, as well as the conversion of all Series A Preferred Stock, Series A-1 Preferred Stock, and Series B Preferred Stock.

The Company’s convertible preferred stock had the following characteristics as of December 31, 2023.

Conversion of Preferred Stock into Common Stock

Each share of preferred stock, at the option of the holder, is convertible into a number of shares of common stock as determined by multiplying the number of shares of preferred stock being converted by the conversion rate. The conversion rate in effect at any time for conversion of preferred stock is determined by dividing the Original Issue Price by the Conversion Price. The Original Issue Price for the Series C Preferred Stock is $2.76 per share. The Conversion Price is subject to certain adjustments as provided in the Company’s restated certificate of incorporation

The preferred stock will automatically convert to common stock upon the closing of an initial public offering of the Company’s common stock in which the per-share price is at least $5.53 and gross proceeds of not less than $75 million, or the date and time specified by vote or the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting or consenting as a separate class on an as-converted basis.

Voting Rights

Each preferred stockholder is entitled to the number of votes equal to the number of shares of Class A Common Stock into which such holder’s shares are convertible. At any time when a defined number of shares of Series C Preferred Stock are outstanding, the Company is restricted from certain actions described in the Company’s restated certificate of incorporation without the vote or written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock voting or consenting as a separate class on an as-converted basis.

Dividends

The Company cannot declare, pay or set aside any dividends on any shares of any other class or series of capital stock unless each holder of the preferred stock first receives a dividend based upon a formula in the Company’s restated certificate of incorporation. No dividends were declared as of December 31, 2023.

Liquidation Preference

Upon any liquidation, dissolution or winding up of the Company, certain qualifying mergers, sales or transactions with a special purpose acquisition companies, and other deemed liquidation events as defined in the Company’s restated certificate of incorporation, unless the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class on an as-converted basis, elect otherwise, prior to and in preference to any distribution to the holders of common stock, holders of Series C Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series C Preferred Stock equal to the greater of: i) 1.50 times the Series C Original Issuance Price plus all declared and unpaid dividends on Series C Preferred Stock or ii) such amount per share that would have been payable had all shares of Series C Preferred Stock been converted into common stock immediately prior to such event. If upon liquidation, dissolution, or winding up of the Company, the assets and funds of the Company are insufficient to permit the payment of the full preferential amounts to the holders of preferred stock, then the holders shall share ratably in any distribution of the assets available for distribution, in proportion to the respective amounts which would otherwise be payable in respect of the shares held by the preferred stockholders.

After the payment of all preferential amounts required to be paid to the holder of shares of preferred stock, the remaining assets available for distribution to its stockholders are to be distributed to the holders of shares of common stock, pro rata based on the number of shares held by each holder.

(6) SHARE-BASED COMPENSATION

The Company had share-based compensation plans which are described below:

2011 Equity Incentive Plan

In October 2011, the Company established an equity incentive plan (the “2011 Plan”). The 2011 Plan provides for the grant of stock options and restricted stock awards (“RSA”) to employees, non-employee directors, advisors, and consultants. The aggregate number of shares of common stock that may be issued under the 2011 Plan will not exceed 1,266,000 shares. Shares are no longer available for issuance under the 2011 Plan, which was subsequently terminated in March 2023.

2021 Equity Incentive Plan

In February 2021, the Company established an equity incentive plan (the “2021 Plan”). The 2021 Plan provides for the grant of stock options and RSA to employees, non-employee directors, advisors, and consultants. The aggregate number of shares of common stock that may be issued under the 2021 Plan will not exceed 4,326,997 shares.

2023 RSU Equity Incentive Plan

In September 2023, the Company established an equity incentive plan (the “2023 Plan”). The 2023 Plan provides for the grant of restricted stock units (“RSU”) to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued under the 2023 Plan will not exceed 2,000,000 shares.

Stock Options

Options granted under the Company’s equity incentive plans have an exercise price equal to or in excess of the market value of the Class A Common Stock at the date of grant and expire no more than 10 years from the date of grant. Generally, options vest 25% on the first anniversary of the vesting commencement date and 75% ratably in equal monthly installments over the remaining 36 months. Stock options granted to non-employees generally vest quarterly over two to three years.

As of December 31, 2023, there were 1,521,745 options available for issuance under the 2021 Plan.

A summary of common stock option activity is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2021	2,795,205	$0.46	8.72	$—
Granted	1,240,168	$0.53
Exercised	(828,305)	$0.41
Canceled	(105,764)	$0.50

Outstanding as of December 31, 2022	3,101,304	$0.50		$243

Granted	4,368,378	$0.33
Exercised	(148,412)	$0.44
Canceled	(123,719)	$0.54

Outstanding as of December 31, 2023	7,197,551	$0.40	8.88	$16

Options exercisable as of December 31, 2023	2,585,640	$0.44	8.26	$16

Options vested and expected to vest as of December 31, 2023	6,903,294	$0.40	8.86	$16

As of December 31, 2023, the Company had unrecognized compensation cost for unvested stock options of $452,000, expected to be recognized over a weighted-average period of approximately 2.6 years.

The aggregate intrinsic value is calculated as the difference between the exercise price and the estimated fair value of the Company’s common stock as of December 31, 2023.

The weighted-average grant-date fair value of options granted for the years ended December 31, 2023, and 2022 was $0.13 and $0.10, respectively.

From time to time, the Company grants performance-based stock options. As of December 31, 2023, the Company granted 358,089 peformance-based shares. The company recognized $13,000 in performance-based compensation expense and 250,063 performance-based shares were outstanding for the year ended December 31, 2023, respectively. No performance-based shares were granted and no performance-based expense was recognized for the year ended December 31, 2022.

Restricted Stock Awards and Restricted Stock Units

RSA typically vests 25% on the first anniversary of the issuance date and incrementally vest monthly for the three-year period thereafter. In the event of a termination of services, all unvested shares are forfeited, and the Company has the option to purchase all outstanding vested shares at their fair market value.

RSU vests based on a service-based requirement and a liquidity event plus service requirement. No RSU had vested as of December 31, 2023.

As of December 31, 2023, there were 523,285 options available for issuance under the 2023 Plan.

A summary of restricted stock award and restricted stock unit activity are as follows:

	Shares	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2021	111,413	$0.09
Vested (RSA)	76,682	$0.08

Unvested balance as of December 31, 2022	34,731	$0.10

Granted (RSU)	1,487,689	$0.33
Vested (RSA)	30,324	$0.10
Forfeited	(10,974)	$0.33

Unvested balance as of December 31, 2023	1,481,122	$0.33

As of December 31, 2023, the Company had unrecognized compensation cost for unvested RSU awards of $455,000, expected to be recognized over a weighted-average period of approximately 3.2 years.

Share-based compensation expense

The following table shows the allocation of share-based compensation expense related to the company’s share-based awards (in thousands):

	Year ended December 31,
	2023	2022
Research and development	$98	$34
General and administrative	$101	$14

Total share-based compensation	$199	$48

The fair value was determined using the Black-Scholes option pricing model and the following weighted-average assumptions:

	Year ended December 31,
	2023	2022
Expected term (years)	5.73	5.97
Expected volatility	32.0%	36.6%
Risk-free interest rate	4.31%	2.51%
Expected dividend yield	—	—

(7) ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022
Accrued contract manufacturing costs	$1,627	$434
Accrued compensation	1,663	1,456
Accrued other	370	981

Total accrued expenses	$3,660	$2,871

(8) INCOME TAXES

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

The components of the income tax benefit are as follows:

	Year Ended December 31,
	2023	2022
Federal tax at statutory rate	21.0%	21.0%
State taxes, net of federal deduction	3.6%	3.6%
R&D credits	0.2%	2.4%
Other	(0.1)%	(0.2)%
Change in valuation allowance	(24.7)%	(27.2)%

Effective income tax rate	—	—

Significant components of deferred income taxes are as follows (in thousands):

	As of December 31,
	2023	2022
Net operating loss carryforward	$9,027	$6,212
R&D Tax credit	837	836
Deferred R&D expenses	11,123	5,198
Accrued expenses	783	881
Share-based compensation	104	91
Other	337	281

Total net deferred tax asset	22,211	13,499
Valuation allowance	(22,211)	(13,499)

Net deferred tax asset	$—	$—

As of December 31, 2023, the Company had approximately $1.5 million of net operating loss carryforwards (“NOLs”) and $0.8 million of research and experimental credits which expire through 2037, and approximately $35.2 million of federal and state net operating loss carryforwards which have an indefinite life.

Pursuant to Internal Revenue Code (“IRC”) Sections 382 and 383, the Company’s ability to use NOLs and research tax credit carry forwards to offset future taxable income may be limited if the Company experiences a cumulative change in ownership of more than 50% within a three-year testing period. The Company has not completed an ownership change analysis pursuant to IRC Section 382. If ownership changes within the meaning of IRC Section 382 are identified as having occurred, the amount of NOLs and research tax carryforwards available to offset future taxable income and income tax liabilities in future years may be significantly restricted or eliminated. Further, deferred tax assets associated with such NOLs and research tax credits could be significantly reduced upon realization of an ownership change within the meaning of IRC Section 382.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

The Company’s federal and state income tax returns for all years will remain open to examination by federal and state tax authorities for three years from the date of utilization of any net operating loss carryforwards.

(9) COMMITMENTS AND CONTINGENCIES

Clinical Trial Collaboration and Supply Agreement with Pfizer

In August 2020, the Company entered into a clinical trial collaboration and supply agreement under which Pfizer Inc. (“Pfizer”) agreed to supply drug product in connection with a clinical trial. The agreement continues until the earlier of the completion of all obligations of the parties or the termination of the contract by either party as defined in the agreement. The Company may terminate the agreement if the clinical trial is deemed to be unsafe, regulatory authorities raise concerns, or if Pfizer does not uphold its obligations outlined in the agreement.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs because of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2023.

(10) SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 13, 2024, the date the financials were available to be issued.

In May 2024, the Company entered into a definitive merger agreement with Reneo Pharmaceuticals, Inc. (Nasdaq: RPHM) (“Reneo”) to combine the Company with Reneo in an all-stock transaction. The combined company will focus on advancing OnKure’s pipeline candidates. Upon completion of the transaction, the combined company is expected to operate under the name OnKure Therapeutics, Inc., and trade on the Nasdaq Global Market under the ticker symbol “OKUR”.

In connection with the transaction, Reneo has entered into a subscription agreement for a $65 million private investment in public equity (PIPE) financing expected to close concurrently with the closing of the merger, with a group of institutional investors.

Pre-merger Reneo stockholders are expected to own approximately 31% of the combined company, and pre-merger Company stockholders are expected to own approximately 69% of the combined company, upon the closing of the merger, exclusive of the PIPE financing.

The transaction is expected to close in 2024, subject to customary closing conditions, including approval by the stockholders of each company.